Exhibit 4.1

EXECUTION VERSION

EQUITY WARRANT AGREEMENT

Dated as of December 20, 2011

for

32,186,792 Warrants to Purchase

UP TO 8,046,698 SHARES OF COMMON STOCK

EXPIRING MAY 7, 2012

between

TRIPADVISOR, INC.

and

MELLON INVESTOR SERVICES LLC, as

Equity Warrant Agent

THIS EQUITY WARRANT AGREEMENT (the “Agreement”), dated as of December 20, 2011, is between TripAdvisor, Inc., a Delaware corporation (the “Company” or “TripAdvisor”), and Mellon Investor Services LLC (as successor-in-interest to The Bank of New York Mellon), a New Jersey limited liability company, as warrant agent (the “Equity Warrant Agent”).

WHEREAS, on December 20, 2011, TripAdvisor and its former parent company, Expedia, Inc., a Delaware corporation (“Expedia”), entered into a Separation Agreement (the “Separation Agreement”), which set forth, among other things, the steps for the reclassification and division of Expedia securities and the issuance of TripAdvisor securities, in each case, for purposes of effecting the separation of TripAdvisor from Expedia into a separate publicly traded company (the “Spin-off”), and which further provided that Expedia would effect a one-for-two reverse stock split immediately prior to the effective time of the reclassification;

WHEREAS, immediately prior to the reverse stock split and the Spin-Off, Expedia had issued and outstanding the following equity warrants governed by that certain Amended and Restated Equity Warrant Agreement, by and between Expedia and Mellon Investor Services LLC (as successor-in-interest to The Bank of New York Mellon), as Equity Warrant Agent, dated as of October 25, 2011 (the “Expedia Warrant Agreement”): (i) 24,186,892 warrants, each to purchase one half of one share of Expedia Common Stock, par value $0.001 per share (“Old Expedia Common Stock”), at an exercise price per warrant of $12.23 (the “$12.23 Expedia Warrants”) and (ii) 7,999,900 warrants, each to purchase one half of one share of Old Expedia Common Stock, at an exercise price per warrant of $14.45 (the “$14.45 Expedia Warrants”);

WHEREAS, in accordance with the terms of the Expedia Warrant Agreement and the Separation Agreement, following the completion of the reverse stock split and the Spin-Off, (i) each $12.23 Expedia Warrant converted into a warrant to purchase one quarter of one share of Expedia Common Stock, par value $0.0001 per share (“New Expedia Common Stock”) at an exercise price of $5.76 per warrant and a warrant to purchase one quarter of one share of TripAdvisor Common Stock, par value $0.001 (“TripAdvisor Common Stock”) at an exercise price of $6.48 per warrant (the “$6.48 TripAdvisor Warrants”) and (ii) each $14.45 Expedia Warrant converted into a warrant to purchase one quarter of one share of New Expedia Common Stock, at an exercise price of $6.80 per warrant and a warrant to purchase one quarter of one share of TripAdvisor Common Stock at an exercise price of $7.66 per warrant (together with the $6.48 TripAdvisor Warrants, the “TripAdvisor Equity Warrants”), with all such TripAdvisor Equity Warrants being evidenced in electronic book-entry form (with any certificates evidencing TripAdvisor Equity Warrants herein referred to as “TripAdvisor Equity Warrant Certificates”); and

WHEREAS, the Company and the Equity Warrant Agent wish to set forth herein the terms of the warrant agreement governing the TripAdvisor Equity Warrants.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS

“Agreement” shall have the meaning set forth in the preamble.

“Business Day” means any day that is not a Saturday or Sunday and is not a United States federal holiday or a day on which banking institutions generally are authorized or obligated by law or regulation to close in New York.

“Cashless Exercise” shall have the meaning set forth in Section 3.3.

“Cashless Exercise Ratio” means a fraction, the numerator of which is the excess of the Closing Price per share of TripAdvisor Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Closing Price per share of the TripAdvisor Common Stock on the Exercise Date.

“Closing Price” for each Trading Day shall be the last reported sales price regular way, during regular trading hours, or, in case no such reported sales takes place on such day, the average of the closing bid and asked prices regular way, during regular trading hours, for such day, in each case on The Nasdaq Stock Market or, if not listed or quoted on such market, on the principal national securities exchange on which the shares of TripAdvisor Common Stock are listed or admitted to trading or, if not listed or admitted to trading on a national securities exchange, the last sale price regular way for the TripAdvisor Common Stock as published by the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), or if such last sale price is not so published by NASDAQ or if no such sale takes place on such day, the mean between the closing bid and asked prices for the TripAdvisor Common Stock as published by NASDAQ. If the TripAdvisor Common Stock is not publicly held or so listed or publicly traded, “Closing Price” shall mean the Fair Market Value per share as determined in good faith by the Board of Directors of the Company or, if such determination cannot be made, by a nationally recognized independent investment banking firm selected in good faith by the Board of Directors of the Company.

“Company” shall have the meaning set forth in the preamble.

“Current Market Price” shall have the meaning set forth in Section 4.1(d).

“Equity Warrant Agent” shall have the meaning set forth in the preamble.

“Equity Warrant Register” shall have the meaning set forth in Section 6.1.

“Exercise Date” shall have the meaning set forth in 3.3(a).

“Exercise Price” shall have the meaning set forth in the applicable evidence of TripAdvisor Equity Warrant, whether TripAdvisor Equity Warrant Certificate or equivalent electronic book-entry.

“TripAdvisor Common Stock” shall have the meaning set forth in the recitals.

“TripAdvisor Equity Warrant” and “TripAdvisor Equity Warrants” shall have the meaning set forth in the recitals.

“TripAdvisor Equity Warrant Certificates” shall have the meaning set forth in the recitals.

“Expiration Date” means 5:00 p.m., New York City time, on May 7, 2012.

“Fair Market Value” means the amount that a willing buyer would pay a willing seller in an arm’s length transaction.

“Formed, Surviving or Acquiring Corporation” shall have the meaning set forth in Section 5.4.

“Holder” means the person or persons in whose name such TripAdvisor Equity Warrants shall then be registered as set forth in the Equity Warrant Register to be maintained by the Equity Warrant Agent pursuant to Section 6.1 for that purpose.

“Initial Holder” shall mean Canal+Benelux BV.

“Non-Electing Share” shall have the meaning set forth in Section 5.4.

“Officer’s Certificate” shall have the meaning set forth in Section 7.2(e).

“Sale Transaction” shall have the meaning set forth in Section 5.4.

“Time of Determination” shall have the meaning set forth in Section 4.1(d).

“Trading Day” shall mean a day on which the securities exchange utilized for the purpose of calculating the Closing Price shall be open for business or, if the shares of TripAdvisor Common Stock shall not be listed on such exchange for such period, a day on which The Nasdaq Stock Market is open for business.

ARTICLE 2.

ISSUANCE OF TRIPADVISOR EQUITY WARRANTS AND EXECUTION AND

DELIVERY OF TRIPADVISOR EQUITY WARRANTS

2.1. Issuance of TripAdvisor Equity Warrants. TripAdvisor Equity Warrants may be issued by the Company from time to time.

2.2. Form and Execution of TripAdvisor Equity Warrant Certificates.

(a) Except as provided in Section 2.6, the TripAdvisor Equity Warrants shall be evidenced by the TripAdvisor Equity Warrant Certificates, which shall be in registered form and substantially in the forms set forth as Exhibits A-1 and A-2 attached hereto. Each TripAdvisor Equity Warrant Certificate shall be dated the date it is countersigned by the Equity Warrant Agent and may have such letters, numbers or other marks of identification and such legends or endorsements printed, lithographed or engraved thereon as are not inconsistent with the provisions of this Agreement (but which do not affect the rights, duties or responsibilities of the Warrant Agent except as consistent herewith and acknowledged as such by the Warrant Agent or otherwise agreed to by the Warrant Agent), or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange on which the TripAdvisor Equity Warrants may be listed, or to conform to usage, as the officer of the Company executing the same may approve (his execution thereof to be conclusive evidence of such approval). Each Equity Warrant Certificate shall evidence one or more Equity Warrants.

(b) The TripAdvisor Equity Warrant Certificates shall be signed in the name and on behalf of the Company by its Chairman, its Vice Chairman, its Chief Executive Officer, President or a Vice President (any reference to a Vice President of the Company herein shall be deemed to include any Vice President of the Company whether or not designated by a number or a word or words added before or after the title “Vice President”) under its corporate seal, and attested by its Secretary or an Assistant Secretary. Such signatures may be manual or facsimile signatures of the present or any future holder of any such office and may be imprinted or otherwise reproduced on the TripAdvisor Equity Warrant Certificates. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the TripAdvisor Equity Warrant Certificates. Each Warrant Certificate, when so signed on behalf of the Company, shall be delivered to the Warrant Agent together with an order for the countersignature and delivery of such Warrants.

(c) No TripAdvisor Equity Warrant Certificate shall be valid for any purpose, and no TripAdvisor Equity Warrant evidenced thereby shall be deemed issued or exercisable, until such TripAdvisor Equity Warrant Certificate has been countersigned by the manual or facsimile signature of the Equity Warrant Agent. Such signature by the Equity Warrant Agent upon any TripAdvisor Equity Warrant Certificate executed by the Company shall be conclusive evidence that the TripAdvisor Equity Warrant Certificate so countersigned has been duly issued hereunder.

(d) In case any officer of the Company who shall have signed any TripAdvisor Equity Warrant Certificate either manually or by facsimile signature shall cease to be such officer before the TripAdvisor Equity Warrant Certificate so signed shall have been countersigned and delivered by the Equity Warrant Agent, such TripAdvisor Equity Warrant Certificate nevertheless may be countersigned and delivered as though the person who signed such

TripAdvisor Equity Warrant Certificate had not ceased to be such officer of the Company; and any TripAdvisor Equity Warrant Certificate may be signed on behalf of the Company by such person as, at the actual date of the execution of such TripAdvisor Equity Warrant Certificate, shall be the proper officer of the Company, although at the date of the execution of this Agreement such person was not such an officer.

2.3. Issuance and Delivery of TripAdvisor Equity Warrant Certificates. At any time and from time to time after the execution and delivery of this Agreement, the Company may deliver TripAdvisor Equity Warrant Certificates duly executed by the Company to the Equity Warrant Agent for countersignature. Except as provided in the following sentence, the Equity Warrant Agent shall thereupon countersign, by either manual or facsimile signature, and deliver such TripAdvisor Equity Warrant Certificates to or upon the written request of the Company. Subsequent to the original issuance of an TripAdvisor Equity Warrant Certificate evidencing TripAdvisor Equity Warrants, the Equity Warrant Agent shall countersign a new TripAdvisor Equity Warrant Certificate evidencing such TripAdvisor Equity Warrants only if such TripAdvisor Equity Warrant Certificate is issued in exchange or substitution for one or more previously countersigned TripAdvisor Equity Warrant Certificates evidencing such TripAdvisor Equity Warrants or in connection with their transfer, as hereinafter provided.

2.4. Temporary TripAdvisor Equity Warrant Certificates. Pending the preparation of a definitive TripAdvisor Equity Warrant Certificate, the Company may execute, and upon the order of the Company the Equity Warrant Agent shall countersign, by either manual or facsimile signature, and deliver, temporary TripAdvisor Equity Warrant Certificates that are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive TripAdvisor Equity Warrant Certificates in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officer executing such TripAdvisor Equity Warrant Certificates may determine (but which do not affect the rights, duties or responsibilities of the Warrant Agent except as consistent herewith and acknowledged as such by the Warrant Agent or otherwise agreed to by the Warrant Agent), as evidenced by his execution of such TripAdvisor Equity Warrant Certificates.

If temporary TripAdvisor Equity Warrant Certificates are issued, the Company will cause definitive TripAdvisor Equity Warrant Certificates to be prepared without unreasonable delay. After the preparation of definitive TripAdvisor Equity Warrant Certificates, the temporary TripAdvisor Equity Warrant Certificates shall be exchangeable for definitive TripAdvisor Equity Warrant Certificates upon surrender of the temporary TripAdvisor Equity Warrant Certificates at the stock transfer division of the Equity Warrant Agent. Upon surrender for cancellation of any one or more temporary TripAdvisor Equity Warrant Certificates, the Company shall execute and the Equity Warrant Agent shall countersign, by either manual or facsimile signature, and deliver in exchange therefor definitive TripAdvisor Equity Warrant Certificates representing the same aggregate number of TripAdvisor Equity Warrants. Until so exchanged, the temporary TripAdvisor Equity Warrant Certificates shall in all respects be entitled to the same benefits under this Agreement as definitive TripAdvisor Equity Warrant certificates.

2.5. Payment of Taxes. The Company will pay all stamp and other duties, if any, to which this Agreement or the original issuance, or exercise, of the TripAdvisor Equity Warrants or TripAdvisor Equity Warrant Certificates may be subject under the laws of the United States of America or any state or locality; provided, however, that the Holder, and not the Company, shall be required to pay any stamp or other tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of the TripAdvisor Common Stock where the Holder designates the shares to be issued in a name other than the name of the Holder; and in the event that any such transfer is involved, the Company shall not be required to issue any TripAdvisor Common Stock (and the purchase of the shares of TripAdvisor Common Stock issued upon the exercise of such Holder’s TripAdvisor Equity Warrant shall not be deemed to have been consummated) until such tax or other charge shall have been paid or it has been established to the Company’s and the Warrant Agent’s satisfaction that no such tax or other charge is due.

2.6. Book-Entry Provisions for TripAdvisor Equity Warrants. Unless (i) a Holder specifically requests in writing to the Equity Warrant Agent and the Company that the TripAdvisor Equity Warrants be in certificated form or (ii) the Company instructs the Equity Warrant Agent in writing to issue TripAdvisor Equity Warrant Certificates in respect of a Holder’s TripAdvisor Equity Warrants, paper certificates representing the TripAdvisor Equity Warrants will not be issued by the Company. Instead, the TripAdvisor Equity Warrants shall (i) be registered on the books and records of the Equity Warrant Agent in the name of the Holder, and the Holder shall, subject to any cancellation or expiration thereof, be treated as the owner of such TripAdvisor Equity Warrants for all purposes, (ii) be delivered to the Equity Warrant Agent in electronic form to be held for the account for such Holder, and (iii) bear the same restrictions and legends applicable to such TripAdvisor Equity Warrants had such TripAdvisor Equity Warrants been certificated as provided herein, if any.

ARTICLE 3.

DURATION AND EXERCISE OF TRIPADVISOR EQUITY WARRANTS

3.1. Exercise Price. Each Holder shall have the right to purchase the number of fully paid and nonassessable shares of TripAdvisor Common Stock which the Holder may at the time be entitled to receive on exercise of such TripAdvisor Equity Warrant and payment of the Exercise Price, subject to the terms herein. The number of shares of TripAdvisor Common Stock which shall be purchasable upon the payment of the Exercise Price and to the extent provided therein, the Exercise Price, shall be subject to adjustment pursuant to Article 4 hereof.

3.2. Duration of TripAdvisor Equity Warrants. Each TripAdvisor Equity Warrant is exercisable at any time commencing upon issuance up to the Expiration Date. Each TripAdvisor Equity Warrant not exercised at or before the Expiration Date shall become null and void, and all rights of the Holder of such TripAdvisor Equity Warrant thereunder and under this Agreement shall cease.

3.3. Exercise of TripAdvisor Equity Warrants.

(a) The Holder of an TripAdvisor Equity Warrant shall have the right, at its option, to exercise such TripAdvisor Equity Warrant and purchase one-quarter of one share of TripAdvisor Common Stock during the period referred to in Section 3.2, subject to adjustment pursuant to Article 4 hereof. Except as may be provided in an TripAdvisor Equity Warrant Certificate, an TripAdvisor Equity Warrant may be exercised by completing the form of election to purchase set forth on the reverse side of the Expeida Equity Warrant Certificate, by duly executing the same, and by delivering the same, together with payment in full of the Exercise Price, in lawful money of the United States of America, in cash or by certified or official bank check or by bank wire transfer, to the Equity Warrant Agent. Equivalent procedures shall be followed with respect to TripAdvisor Equity Warrants held in uncertificated form. In lieu of the foregoing, the Holder of an TripAdvisor Equity Warrant shall have the right, at its option, without payment of cash, to reduce the number of shares of TripAdvisor Common Stock otherwise obtainable upon the exercise of an TripAdvisor Equity Warrant for payment of the Exercise Price in cash, so as to yield a number of shares of TripAdvisor Common Stock upon the exercise of such TripAdvisor Equity Warrant equal to the product of (x) the number of shares of TripAdvisor Common Stock issuable as of the Exercise Date upon the exercise of such TripAdvisor Equity Warrant (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio. An exercise of an TripAdvisor Equity Warrant in accordance with the immediately preceding sentence is herein called a “Cashless Exercise”. Except as may be provided in an TripAdvisor Equity Warrant Certificate, the date on which such TripAdvisor Equity Warrant Certificate (or, in the case of TripAdvisor Equity Warrants held in uncertificated form, instructions providing for such exercise) and payment are received by the Equity Warrant Agent as aforesaid shall be deemed to be the date on which the TripAdvisor Equity Warrant is exercised and the relevant shares of TripAdvisor Common Stock are issued (the “Exercise Date”) . The Equity Warrant Agent shall have no duty or obligation to investigate or confirm whether the Company’s determination regarding the number of TripAdvisor Common Stock to be issued in the event of such cashless exercise is accurate or correct, nor shall the Equity Warrant Agent have any duty or obligation to take any action with regard to such cashless exercise prior to being notified by the Company of the relevant number of TripAdvisor Common Stock to be issued.

(b) Upon the exercise of an TripAdvisor Equity Warrant, the Company shall, as soon as practicable, issue, to or upon the order of the Holder of such TripAdvisor Equity Warrant, the shares of TripAdvisor Common Stock to which such Holder is entitled, registered in such name or names as may be directed by such Holder.

(c) Unless the Equity Warrant Agent and the Company agree otherwise, the Equity Warrant Agent shall deposit all funds received by it in payment of the TripAdvisor Equity Warrant Price for TripAdvisor Equity Warrants in the account of the Company maintained with it for such purpose and shall advise the Company by telephone by 5:00 P.M., New York City time, of each day on which a payment of the Exercise Price for TripAdvisor Equity Warrants is received of the amount so deposited in its account. The Equity Warrant Agent shall promptly confirm such telephone advice in writing to the Company.

(d) The Equity Warrant Agent shall, from time to time, as promptly as practicable, advise the Company of (i) the number of TripAdvisor Equity Warrants exercised for cash or otherwise, as provided herein, (ii) the instructions of each Holder of such TripAdvisor Equity

Warrants with respect to delivery of the TripAdvisor Common Stock issued upon exercise of such TripAdvisor Equity Warrants to which such Holder is entitled upon such exercise, and (iii) such other information as the Company shall reasonably require. Such advice may be given by telephone to be confirmed in writing.

(e) In furtherance of Section 3.2 hereof, if the TripAdvisor Equity Warrants are received or deemed to be received after the Expiration Date, the exercise thereof shall be null and void and any funds delivered to the Equity Warrant Agent will be returned to the Holder as soon as practicable. The validity of any exercise of the Warrants shall be determined by the Company in its sole discretion, and such determination shall be final and binding upon the Holder and the Equity Warrant Agent. Neither the Company nor the Equity Warrant Agent shall have any obligation to inform a Holder of the invalidity of any exercise of the TripAdvisor Equity Warrants.

ARTICLE 4.

ADJUSTMENTS OF NUMBER OF SHARES

4.1. Adjustments. The number of shares of TripAdvisor Common Stock purchasable upon the exercise of the Equity Warrants shall be subject to adjustment as follows:

(a) In case the Company shall (A) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (B) subdivide its outstanding shares of Common Stock into a greater number of shares, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification, recapitalization or reorganization of its Common Stock any shares of capital stock of the Company, then in each such case the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant shall be equitably adjusted so that the Holder of any TripAdvisor Equity Warrant thereafter surrendered for conversion shall be entitled to receive the number of shares of TripAdvisor Common Stock or other capital stock of the Company which such Holder would have owned or been entitled to receive immediately following such action had such TripAdvisor Equity Warrant been exercised immediately prior to the occurrence of such event. An adjustment made pursuant to this subsection 4.1(a) shall become effective immediately after the record date, in the case of a dividend or distribution, or immediately after the effective date, in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection 4.1(a), the Holder of any TripAdvisor Equity Warrant thereafter exercised shall become entitled to receive shares of two or more classes of capital stock or shares of TripAdvisor Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be in its good faith judgment and shall be described in a statement filed by the Company with the Equity Warrant Agent) shall determine the allocation of the Exercise Price between or among shares of such classes of capital stock or shares of TripAdvisor Common Stock and other capital stock. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In case the Company shall issue options, rights or warrants to holders of its outstanding shares of TripAdvisor Common Stock entitling them (for a period expiring within 45 days after the record date mentioned below) to subscribe for or purchase shares of TripAdvisor

Common Stock or other securities convertible or exchangeable for shares of TripAdvisor Common Stock at a price per share of TripAdvisor Common Stock less than the Current Market Price (as determined pursuant to subsection (d) of this Section 4.1) (other than pursuant to any stock option, restricted stock or other incentive or benefit plan or stock ownership or purchase plan for the benefit of employees, directors or officers or any dividend reinvestment plan of the Company in effect at the time hereof or any other similar plan adopted or implemented hereafter, it being agreed that none of the adjustments set forth in this Section 4.1 shall apply to the issuance of stock, rights, warrants or other property pursuant to such benefit plans), then the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant shall be adjusted so that it shall equal the product obtained by multiplying the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant immediately prior to the date of issuance of such rights or warrants by a fraction of which the numerator shall be the number of shares of TripAdvisor Common Stock outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of additional shares of TripAdvisor Common Stock offered for subscription or purchase and of which the denominator shall be the number of shares of TripAdvisor Common Stock outstanding on the date of issuance of such rights or warrants (immediately prior to such issuance) plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price. Such adjustment shall be made successively whenever any rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants; provided, however, in the event that all the shares of TripAdvisor Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant shall be readjusted to the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of TripAdvisor Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of TripAdvisor Common Stock offered for subscription or purchase. In determining whether any security covered by this Section 4.1(b) entitles the holders to subscribe for or purchase shares of TripAdvisor Common Stock at less than such Current Market Price, and in determining the aggregate offering price of such shares of TripAdvisor Common Stock, there shall be taken into account any consideration received by the Company for the issuance of such options, rights, warrants or convertible or exchangeable securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto) to be received by the Company upon the exercise, conversion or exchange of such securities, the value of such consideration, if other than cash, to be determined by the Board of Directors in its good faith judgment (whose determination shall be described in a statement filed by the Company with the Equity Warrant Agent).

(c) In case the Company shall, by dividend or otherwise, distribute to all holders of its outstanding Common Stock, evidences of its indebtedness or assets (including securities and cash, but excluding any regular periodic cash dividend of the Company and dividends or distributions payable in stock for which adjustment is made pursuant to subsection (a) of this Section 4.1) or rights or warrants to subscribe for or purchase securities of the Company

(excluding those referred to in subsection (b) of this Section 4.1), then in each such case the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant shall be adjusted so that the same shall equal the product determined by multiplying the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Current Market Price as of the Time of Determination, and of which the denominator shall be such Current Market Price less the Fair Market Value on such record date (as determined by the Board of Directors in its good faith judgment, whose determination shall be described in a statement filed by the Company with the stock transfer or conversion agent, as appropriate) of the portion of the capital stock or assets or the evidences of indebtedness or assets so distributed to the holder of one share of TripAdvisor Common Stock or of such subscription rights or warrants applicable to one share of TripAdvisor Common Stock. Such adjustment shall be made successively whenever any such distributions referred to in the first sentence of this Section 4.01(c) are made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

(d) For the purpose of any computation under subsections (b) and (c) of this Section 4.1, the “Current Market Price” per share of TripAdvisor Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the shorter of (A) 10 consecutive Trading Days ending on the day immediately preceding the applicable Time of Determination or (B) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such distribution through such last day prior to the applicable Time of Determination. For purposes of the foregoing, the term “Time of Determination” shall mean the time and date of the record date for determining stockholders entitled to receive the rights, warrants or distributions referred to in Section 4.1(b) and (c).

(e) In any case in which this Section 4.1 shall require that an adjustment in the amount of TripAdvisor Common Stock or other property to be received by a Holder upon exercise of an TripAdvisor Equity Warrant be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuance to the Holder of any TripAdvisor Equity Warrant exercised after such record date the TripAdvisor Common Stock or other property issuable upon such exercise over and above the shares of TripAdvisor Common Stock issuable upon such exercise prior to such adjustment, provided, however, that the Company shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares of TripAdvisor Common Stock or other property, if any, upon the occurrence of the event requiring such adjustment.

(f) [Intentionally Omitted]

(g) No adjustment in the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant shall be required to be made pursuant to this Section 4.1 unless such adjustment would require an increase or decrease of at least 1% of such number; provided, however, that any adjustments which by reason of this subsection (g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection 4.1(g) shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be. Except as set forth in subsections 4.1(a), (b), and (c) above, the number of shares of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant shall not be adjusted as a result of the issuance of TripAdvisor Common Stock, or any securities convertible into or exchangeable for TripAdvisor Common Stock or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

4.2. Statement on TripAdvisor Equity Warrants. Irrespective of any adjustment in the amount of TripAdvisor Common Stock issued upon exercise of an TripAdvisor Equity Warrant, TripAdvisor Equity Warrants theretofore or thereafter issued may continue to express the same number and kind of shares as are stated in the TripAdvisor Equity Warrants initially issuable pursuant to this Agreement.

4.3. Cash Payments in Lieu of Fractional Shares. No fractional shares or scrip representing fractions of shares of TripAdvisor Common Stock shall be issued upon exercise of the TripAdvisor Equity Warrants. If more than one share of TripAdvisor Equity Warrants shall be exercised at one time by the same Holder, the number of full shares of TripAdvisor Common Stock issuable upon exercise thereof shall be computed on the basis of the aggregate number of shares of TripAdvisor Common Stock purchasable on exercise of the TripAdvisor Equity Warrants so requested to be exercised. In lieu of any fractional interest in a share of TripAdvisor Common Stock which would otherwise be deliverable upon the exercise of such TripAdvisor Equity Warrants, the Company shall pay to the Holder of such TripAdvisor Equity Warrants an amount in cash (computed to the nearest cent) equal to the Closing Price on the Exercise Date (or the next Trading Day if such date is not a Trading Day) multiplied by the fractional interest that otherwise would have been deliverable upon exercise of such TripAdvisor Equity Warrants. Whenever a payment for fractions of shares of TripAdvisor Common Stock is to be made by the Equity Warrant Agent, the Company shall (i) promptly prepare and deliver to the Equity Warrant Agent a certificate stating the amount of money to be paid in lieu of such fractional shares, and (ii) provide sufficient monies to the Equity Warrant Agent in the form of fully collected funds to make such payments. The Equity Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractions of shares of TripAdvisor Common Stock under any Section of this Agreement relating to the payment of fractions of shares of TripAdvisor Common Stock unless and until the Equity Warrant Agent shall have received such a certificate and sufficient monies.

4.4. Notices to Warrantholders and Equity Warrant Agent. Upon any adjustment of the amount of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant pursuant to Section 4.1 (but not for any fractional cumulation as described in Section 4.1(f)) or, to the extent provided herein, to the Exercise Price of an TripAdvisor Equity Warrant pursuant to Section 4.1, the Company within 30 days thereafter shall (i) cause to be filed with the Equity Warrant Agent an Officer’s Certificate (as defined hereinafter) setting forth the amount of TripAdvisor Common Stock issuable upon exercise of an TripAdvisor Equity Warrant and the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based, which certificate, absent manifest error and any failure to comply with Section 4.1 (other than failures that are de minimus in nature), shall be conclusive evidence of the correctness of the matters set forth therein, and (ii)

cause to be given to each of the registered Holders at his address appearing on the Equity Warrant Register (as defined hereinafter) written notice of such adjustments by first-class mail, postage prepaid. The Equity Warrant Agent shall be fully protected in relying upon any such Officer’s Certificate delivered in accordance with this Section 4.4, and on any adjustment therein contained, and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such Officer’s Certificate. Notwithstanding anything to the contrary contained herein, the Equity Warrant Agent shall have no duty or obligation to investigate or confirm whether the information contained in any such Officer’s Certificate complies with the terms of this Agreement or any other document.

ARTICLE 5.

OTHER PROVISIONS RELATING TO RIGHTS OF HOLDERS

OF TRIPADVISOR EQUITY WARRANTS

5.1. No Rights as Holder of Common Stock Conferred by TripAdvisor Equity Warrants or TripAdvisor Equity Warrant Certificates. No TripAdvisor Equity Warrant or TripAdvisor Equity Warrant Certificate shall entitle the Holder to any of the rights of a holder of TripAdvisor Common Stock, including, without limitation, voting, dividend or liquidation rights.

5.2. Lost, Stolen, Destroyed or Mutilated TripAdvisor Equity Warrant Certificates. Upon receipt by the Company and the Equity Warrant Agent of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any TripAdvisor Equity Warrant Certificate and of indemnity satisfactory to them and, in the case of mutilation, upon surrender of such TripAdvisor Equity Warrant Certificate to the Equity Warrant Agent for cancellation, the Company shall prepare, execute and deliver, and the Equity Warrant Agent shall countersign and deliver, in exchange for or in lieu of each lost, stolen, destroyed or mutilated TripAdvisor Equity Warrant Certificate, a new TripAdvisor Equity Warrant Certificate evidencing a like number of TripAdvisor Equity Warrants of the same title. Upon the issuance of a new TripAdvisor Equity Warrant Certificate under this Section, the Company may require the payment of a sum sufficient to cover any stamp or other tax or other governmental charge that may be imposed in connection therewith and any other expenses (including the fees and expenses of the Equity Warrant Agent) in connection therewith. Every substitute TripAdvisor Equity Warrant Certificate executed and delivered pursuant to this Section in lieu of any lost, stolen or destroyed TripAdvisor Equity Warrant Certificate shall represent a contractual obligation of the Company, whether or not such lost, stolen or destroyed TripAdvisor Equity Warrant Certificate shall be at any time enforceable by anyone, and shall be entitled to the benefits of this Agreement equally and proportionately with any and all other TripAdvisor Equity Warrant Certificates, duly executed and delivered hereunder, evidencing TripAdvisor Equity Warrants of the same title. The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement of lost, stolen, destroyed or mutilated TripAdvisor Equity Warrant Certificates.

5.3. Holders of TripAdvisor Equity Warrants May Enforce Rights. Notwithstanding any of the provisions of this Agreement, any Holder may, without the consent of the Equity Warrant Agent, enforce and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of his right to exercise his TripAdvisor Equity Warrants as provided in the TripAdvisor Equity Warrants and in this Agreement.

5.4. Consolidation or Merger or Sale of Assets. For purposes of this Section 5.4, a “Sale Transaction” means any transaction or event, including any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation, in which all or substantially all outstanding shares of the Company’s Common Stock are converted into or exchanged for stock, other securities, cash or assets or following which any remaining outstanding shares of Common Stock fail to meet the listing standards imposed by each of the New York Stock Exchange, the American Stock Exchange and the Nasdaq National Market at the time of such transaction, but shall not include any transaction the primary purpose of which is the reincorporation of the Company in another U.S. jurisdiction so long as in such transaction each TripAdvisor Equity Warrant shall convert into an equity security of the successor to the Company having identical rights as the TripAdvisor Equity Warrant. If a Sale Transaction occurs, then lawful provision shall be made by the corporation formed by such Sale Transaction or the corporation whose securities, cash or other property will immediately after the Sale Transaction be owned, by virtue of such Sale Transaction, by the holders of Common Stock immediately prior to the Sale Transaction, or the entity which shall have acquired such securities of the Company (collectively the “Formed, Surviving or Acquiring Corporation”), as the case may be, providing that each TripAdvisor Equity Warrant then outstanding shall thereafter be exercisable for the kind and amount of securities, cash or other property receivable upon such Sale Transaction by a holder of the number of shares of Common Stock that would have been received upon exercise of such TripAdvisor Equity Warrant immediately prior to such Sale Transaction assuming such holder of TripAdvisor Common Stock did not exercise his rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon such Sale Transaction (provided that, if the kind or amount of securities, cash or other property receivable upon such Sale Transaction is not the same for each share of TripAdvisor Common Stock in respect of which such rights of election shall not have been exercised (“Non-Electing Share”), then for the purposes of this Section 5.4 the kind and amount of securities, cash or other property receivable upon such Sale Transaction for each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). At the option of the Company, in lieu of the foregoing, the Company may require that in a Sale Transaction each Holder of an TripAdvisor Equity Warrant shall receive in exchange for each such TripAdvisor Equity Warrant a security of the Formed, Surviving or Acquiring Corporation having substantially equivalent rights, other than as set forth in this Section 5.4, as the TripAdvisor Equity Warrant. Concurrently with the consummation of such transaction, the Formed, Surviving or Acquiring Corporation shall enter into a supplemental TripAdvisor Equity Warrant Agreement so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in Section 4.1. The Formed, Surviving or Acquiring Corporation shall mail to Holders a notice describing the supplemental TripAdvisor Equity Warrant Agreement. If the issuer of securities deliverable upon exercise of TripAdvisor Equity Warrants under the supplemental TripAdvisor Equity Warrant Agreement is an affiliate of the formed or surviving corporation, that issuer shall join in the supplemental TripAdvisor Equity Warrant Agreement. Notwithstanding anything to the contrary herein, there will be no adjustments pursuant to Article 4 hereof in case of the issuance of any shares of the Company’s stock in a Sale Transaction except as provided in this Section 5.4. The provisions of this Section 5.4 shall similarly apply to successive Sale Transactions; provided, however, that in no event shall a Holder of an TripAdvisor Equity Warrant be entitled to more than one adjustment pursuant to this Section 5.4 in respect of a series of related transactions. The Equity Warrant Agent shall have no duty to monitor or ensure the Company’s compliance with or actions under this Section.

ARTICLE 6.

EXCHANGE AND TRANSFER OF TRIPADVISOR EQUITY WARRANTS

6.1. TripAdvisor Equity Warrant Register; Exchange and Transfer of TripAdvisor Equity Warrants. The Equity Warrant Agent shall maintain, at its stock transfer division or other office designated for such purpose and identified to the Company, a register (the “Equity Warrant Register”) in which, upon the issuance of TripAdvisor Equity Warrants, and, subject to such reasonable regulations as the Equity Warrant Agent may prescribe, it shall register the TripAdvisor Equity Warrants, whether held in electronic book-entry or as TripAdvisor Equity Warrant Certificates, and exchanges and transfers thereof. The Equity Warrant Register shall be in written form or in any other form capable of being converted into written form within a reasonable time.

Except as provided in the following sentence, TripAdvisor Equity Warrants, whether held in electronic book-entry form or represented by TripAdvisor Equity Warrant Certificates, may be exchanged for one or more other TripAdvisor Equity Warrants evidencing the same aggregate number of TripAdvisor Equity Warrants of the same title, or may be transferred in whole or in part. A transfer shall be registered and an appropriate entry made in the Equity Warrant Register (i) in the case of TripAdvisor Equity Warrants held in electronic book-entry form, upon receipt by the Equity Warrant Agent at its office designated for such purpose, of irrevocable written instructions for exchange or transfer, all in form satisfactory to the Company and the Equity Warrant Agent, and (ii) in the case of TripAdvisor Equity Warrant Certificates, upon surrender of an TripAdvisor Equity Warrant Certificate to the Equity Warrant Agent at its office designated for such purpose for transfer, properly endorsed or accompanied by appropriate instruments of transfer and written instructions for transfer, all in form satisfactory to the Company and the Equity Warrant Agent. Whenever an TripAdvisor Equity Warrant Certificate is surrendered for exchange or transfer, the Equity Warrant Agent shall countersign, by manual or facsimile signature, and deliver to the person or person entitled thereto one or more TripAdvisor Equity Warrant Certificates duly executed by the Company, as so requested. The Equity Warrant Agent shall not be required to effect any exchange or transfer which will result in the issuance of a fraction of a New Equity Warrant or an Expeida Equity Warrant Certificate evidencing a fraction of an TripAdvisor Equity Warrant. All TripAdvisor Equity Warrants, whether issued in electronic book-entry form or represented by TripAdvisor Equity Warrant Certificates, issued upon any exchange or transfer of an TripAdvisor Equity Warrant, shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the TripAdvisor Equity Warrants surrendered for such exchange or transfer.

No service charge shall be made for any exchange or transfer of TripAdvisor Equity Warrants, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any such exchange or transfer, in accordance with Section 2.5 hereof. The Warrant Agent shall forward any such sum collected by it to the Company or to such persons as the Company shall specify by written notice. The Warrant Agent shall have no duty or obligation under this Section unless and until it is satisfied that all such taxes or other governmental charges have been paid.

6.2. Treatment of Holders of TripAdvisor Equity Warrants. Every Holder of an TripAdvisor Equity Warrant, by accepting the TripAdvisor Equity Warrant Certificate evidencing the same, consents and agrees with the Company, the Equity Warrant Agent and with every other Holder of TripAdvisor Equity Warrants that the Company and the TripAdvisor Equity Warrant Agent may treat the record holder of an TripAdvisor Equity Warrant Certificate as the absolute owner of such TripAdvisor Equity Warrant for all purposes and as the person entitled to exercise the rights represented by such TripAdvisor Equity Warrant, notwithstanding any notice to the contrary. Equivalent consent and agreement shall apply with respect to TripAdvisor Equity Warrants held in electronic book-entry form. For the avoidance of doubt, neither the Company nor the Warrant Agent shall be liable or responsible for any registration or transfer of any TripAdvisor Equity Warrants that are registered or to be registered in the name of a fiduciary or the nominee of a fiduciary.

6.3. Cancellation of TripAdvisor Equity Warrant Certificates. In the event that the Company shall purchase, redeem or otherwise acquire any TripAdvisor Equity Warrants after the issuance thereof, the TripAdvisor Equity Warrant Certificate shall thereupon be delivered to the Equity Warrant Agent for cancellation or in canceled form, and if surrendered to the Warrant Agent, shall be promptly canceled by the Warrant Agent and shall not be reissued and, except as expressly permitted by this Agreement, no TripAdvisor Equity Warrant Certificate shall be issued hereunder in lieu thereof. The Equity Warrant Agent shall also cancel any TripAdvisor Equity Warrant Certificate (including any mutilated TripAdvisor Equity Warrant Certificate) delivered to it for exercise, in whole or in part, or for exchange or transfer, and such exercise, exchange or transfer shall not be effective until such TripAdvisor Equity Warrant Certificate has been received by the Equity Warrant Agent. TripAdvisor Equity Warrant Certificates so canceled shall be delivered by the Equity Warrant Agent to the Company from time to time, or disposed of in accordance with the instructions of the Company.

ARTICLE 7.

CONCERNING THE EQUITY WARRANT AGENT

7.1. Equity Warrant Agent. The Company hereby appoints Mellon Investor Services LLC as Equity Warrant Agent of the Company in respect of the TripAdvisor Equity Warrants upon the express terms and subject to the conditions set forth herein (and no implied terms or conditions); and Mellon Investor Services LLC hereby accepts such appointment. The Equity Warrant Agent shall have the powers and authority granted to and conferred upon it in the TripAdvisor Equity Warrant Certificates and hereby and such further powers and authority acceptable to it to act on behalf of the Company as the Company may hereafter grant to or confer upon it. All of the terms and provisions with respect to such powers and authority contained in the Equity Warrant Certificates are subject to and governed by the terms and provisions hereof.

7.2. Conditions of Equity Warrant Agent’s Obligations. The Equity Warrant Agent accepts its obligations set forth herein upon the express terms and conditions hereof, including the following, to all of which the Company agrees and to all of which the rights hereunder of the Holders shall be subject:

(a) Compensation and Indemnification. The Company agrees to pay the Equity Warrant Agent from time to time such compensation for its services as the Company and the Equity Warrant Agent shall agree in writing and to reimburse the Equity Warrant Agent for reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Equity Warrant Agent in connection with the services rendered hereunder by the Equity Warrant Agent. The Company also agrees to indemnify the Equity Warrant Agent for, and to hold it harmless against, any loss, liability, suit, action, proceeding, judgment, claim, settlement, cost or expenses (including the reasonable costs and expense of defending against any claim of liability) incurred without gross negligence, bad faith or wilful misconduct on the part of the Equity Warrant Agent (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction) for any action taken, suffered or omitted to be taken by the Equity Warrant Agent in connection with the acceptance and administration of this agreement, or arising out of or in connection with the preparation, delivery, administration, execution and amendment of this Agreement and the exercise and performance of its duties hereunder. Notwithstanding the foregoing, the Company shall not be responsible for any settlement made without its written consent.

(b) Agent for the Company. In acting under this Agreement and in connection with any TripAdvisor Equity Warrant Certificate, the Equity Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship of agency or trust for or with any Holder.

(c) Counsel. The Equity Warrant Agent may consult with counsel reasonably satisfactory to it, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in the absence of bad faith and in accordance with the advice of such counsel.

(d) Documents. The Equity Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it in reliance upon any notice, direction, consent, certification, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.

(e) Officer’s Certificate. Whenever in the performance of its duties hereunder the Equity Warrant Agent shall reasonably deem it necessary that any fact or matter be proved or established by the Company prior to taking, suffering or omitting any action hereunder, the Equity Warrant Agent may (unless other evidence in respect thereof be herein specifically prescribed), in the absence of bad faith on its part, rely upon a certificate signed by the Chairman, the Vice Chairman, the Chief Executive Officer, the President, a Vice President, the Treasurer, and Assistant Treasurer, the Secretary or an Assistant Secretary of the Company (an “Officer’s Certificate”) delivered by the Company to the Equity Warrant Agent. Such certificate will be full authorization to the Equity Warrant Agent for any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate.

(f) [Intentionally omitted]

(g) Certain Transactions. The Equity Warrant Agent, and any officer, director or employee thereof, may become the owner of, or acquire interest in, any TripAdvisor Equity Warrant, with the same rights that he, she or it would have if it were not the Equity Warrant Agent, and, to the extent permitted by applicable law, he, she or it may engage or be interested in any financial or other transaction with the Company and may serve on, or as depositary, trustee or agent for, any committee or body of holders of any obligations of the Company as if it were not the Equity Warrant Agent. Nothing in this Agreement shall be deemed to prevent the Equity Warrant Agent from acting as trustee under an indenture.

(h) No Liability for Interest. The Equity Warrant Agent shall not be liable for interest on any monies at any time received by it pursuant to any of the provisions of this Agreement or of the TripAdvisor Equity Warrant Certificates, except as otherwise agreed with the Company.

(i) No Liability for Invalidity. The Equity Warrant Agent shall incur no liability with respect to the validity or sufficiency of this Agreement or the execution or delivery hereof (except as to the due execution and delivery hereof by the Equity Warrant Agent) or with respect the validity or execution of any TripAdvisor Equity Warrant Certificate (except as to the countersignature thereof by the Equity Warrant Agent).

(j) No Responsibility for Company Representations. The Equity Warrant Agent shall not be responsible for any of the recitals or representations contained herein (except as to such statements or recitals as describe the Equity Warrant Agent or action taken or to be taken by it) or in any TripAdvisor Equity Warrant Certificate (except as to the Equity Warrant Agent’s countersignature on such TripAdvisor Equity Warrant Certificate), all of which recitals and representations are made solely by the Company and the Equity Warrant Agent assumes no responsibility hereby for the correctness of the same.

(k) No Implied Obligations. The Equity Warrant Agent shall be obligated to perform only such duties as are specifically set forth herein, and no other duties or obligations shall be implied. The Equity Warrant Agent shall not be under any obligation to take any action hereunder (including expending or risking its own funds) that may subject it to any expense or liability or to a risk of incurring expense or liability, unless it has been furnished with assurances of repayment or indemnity satisfactory to it. The Equity Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any TripAdvisor Equity Warrant Certificate countersigned by the Equity Warrant Agent and delivered by it to the Company pursuant to this Agreement or for the application by the Company of the proceeds of the issuance or exercise of TripAdvisor Equity Warrants. The Equity Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in any TripAdvisor Equity Warrant Certificate or in case of the receipt of any written demand from a Holder with respect to such default, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or, except as provided in Section 8.2 hereof, to make any demand upon the Company.

(l) Compliance with Applicable Laws. The Equity Warrant Agent agrees to comply with all applicable federal and state laws imposing obligations on it in respect of the services rendered by it under this Agreement and in connection with the TripAdvisor Equity Warrants, including (but not limited to) the provisions of United States federal income tax laws regarding information reporting and backup withholding.

(m) Liability. The Equity Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The TripAdvisor Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence, bad faith or willful misconduct (as each is determined by a final non-appealable order of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, in no event shall the Equity Warrant Agent be liable for special, indirect, punitive, incidental or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Equity Warrant Agent has been advised of the likelihood of the loss or damage and regardless of the form of the action. Except for losses or damages resulting from the Equity Warrant Agent’s gross negligence, bad faith or willful misconduct (as each is determined by a final, non-appealable judgment of a court of competent jurisdiction), any liability of the Equity Warrant Agent under this Agreement shall be limited to three times the amount of annual fees paid by the Company to the Equity Warrant Agent.

(n) Force Majeure. In no event shall the Equity Warrant Agent be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

(o) The Equity Warrant Agent shall not be liable and shall be fully protected in acting upon any written notice, instruction, direction, request or other communication which the Equity Warrant Agent believes to be genuine, and shall have no duty to inquire into or investigate the validity, accuracy or content thereof. The Equity Warrant Agent shall not take any instructions or directions except those given in accordance with this Agreement.

(p) The Equity Warrant Agent will not be under any responsibility or liability in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Equity Warrant Agent) or in respect of the validity or execution of any TripAdvisor Equity Warrant Certificate (except the due countersignature thereof by the Equity Warrant Agent); nor will it be responsible or liable for any breach by the Company of any covenant or condition contained in this Agreement or in any TripAdvisor Equity Warrant Certificate; nor will it be responsible or liable for any adjustment required under the provisions hereof or responsible for the manner, method or amount of any adjustment or the ascertaining of the existence of facts that would require any adjustment (except with respect to the exercise of TripAdvisor Equity Warrants evidenced by TripAdvisor Equity Warrant Certificates after actual written notice of any adjustment); nor will it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of stock or other securities to be issued pursuant to this Agreement or any TripAdvisor Equity Warrant Certificate or as to whether any shares of stock or other securities will, when issued, be validly authorized and issued, fully paid and nonassessable.

(q) The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Equity Warrant Agent for the carrying out or performing by the Equity Warrant Agent of the provisions of this Agreement.

(r) The Equity Warrant Agent will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of TripAdvisor Equity Warrant Certificates.

(s) Unless otherwise expressly provided in this Agreement or in the TripAdvisor Equity Warrant Certificate, the Equity Warrant Agent shall not be subject to, nor required to comply with, or determine if any person or entity has complied with any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement or in the TripAdvisor Equity Warrant Certificate.

(t) In the event the Equity Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Equity Warrant Agent hereunder, Equity Warrant Agent, may, in its sole discretion and upon prior notice to the Company, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any Holder or other person or entity for refraining from taking such action, unless the Equity Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Equity Warrant Agent.

The provisions of this Section 7.3 shall survive the termination of this Agreement and the resignation or removal of the Equity Warrant Agent.

7.4. Resignation and Appointment of Successor.

(a) The Company agrees, for the benefit of the Holders of the TripAdvisor Equity Warrants, that there shall at all times be an Equity Warrant Agent hereunder until all the TripAdvisor Equity Warrants are no longer exercisable.

(b) The Equity Warrant Agent may at any time resign as such agent by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Equity Warrant Agent and acceptance of such appointment by such successor Equity Warrant Agent, as hereinafter provided. The Equity Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective. Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Equity Warrant Agent (which shall be a banking institution organized under the laws of the United States of America, or one of the states thereof and having an office or an agent’s office in the Borough of Manhattan, the City of New York or an affiliate of such an entity) and the acceptance of such appointment by such successor Equity Warrant Agent. In the event a successor Equity Warrant Agent has not been appointed and has not accepted its duties within 90 days of the Equity Warrant Agent’s notice of resignation, the Equity Warrant Agent may apply to any court of competent jurisdiction for the designation of a successor Equity Warrant Agent.

(c) In case at any time the Equity Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or shall file a petition seeking relief under any applicable federal or state bankruptcy or insolvency law or similar law, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver, conservator or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if an order of a court shall be entered for relief against it under the provisions of any applicable federal or state bankruptcy or similar law, or if any public officer shall have taken charge or control of the Equity Warrant Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Equity Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Equity Warrant Agent. Pending appointment of a successor to such Equity Warrant Agent the duties of the Equity Warrant Agent shall be carried out by the Company. Upon the appointment as aforesaid of a successor Equity Warrant Agent and acceptance by the latter of such appointment, the Equity Warrant Agent so superseded shall cease to be the Equity Warrant Agent hereunder.

(d) Any successor Equity Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Equity Warrant Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Equity Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Equity Warrant Agent shall be entitled to receive all moneys, securities and other property on deposit with or held by such predecessor, as Equity Warrant Agent hereunder.

(e) Any entity into which the Equity Warrant Agent hereunder may be merged or converted or any entity with which the Equity Warrant Agent may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Equity Warrant Agent shall be a party, or any entity to which the Equity Warrant Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Equity Warrant Agent, provided that it shall be qualified as aforesaid, shall be the successor Equity Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

ARTICLE 8.

MISCELLANEOUS

8.1. Amendment.

(a) This Agreement and the TripAdvisor Equity Warrants may be amended by the Company and the Equity Warrant Agent, without the consent of the Holders of the TripAdvisor Equity Warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained herein or therein or in any other manner which the Company may deem to be necessary or desirable and which will not (i) materially and adversely affect the rights of the TripAdvisor Equity Warrants and (ii) adversely affect the rights of the Initial Holder under this Agreement to the extent the Initial Holder is a Holder at the time of such amendment.

(b) The Company and the Equity Warrant Agent may modify or amend this Agreement, the TripAdvisor Equity Warrants and the TripAdvisor Equity Warrant Certificates with the consent of the Holders of not fewer than a majority in number of the then outstanding unexercised TripAdvisor Equity Warrants affected by such modification or amendment, for any purpose; provided, however, (i) that no such modification or amendment that shortens the period of time during which the TripAdvisor Equity Warrants may be exercised, or increases the Exercise Price, or otherwise materially and adversely affects the exercise rights of the holders or reduces the percentage of holders of outstanding TripAdvisor Equity Warrants the consent of which is required for modification or amendment of this Agreement or the TripAdvisor Equity Warrants, may be made without the consent of each Holder affected thereby, and (ii) that no such modification or amendment that adversely affects the exercise rights of the holders may be made without the consent of the Initial Holder of the TripAdvisor Equity Warrants to the extent the Initial Holder is a Holder at the time of such modification and/or amendment. A certificate from an appropriate officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section shall be delivered to the Equity Warrant Agent prior to the Equity Warrant Agent’s execution of such proposed supplement or amendment.

8.2. Notices and Demands to the Company and Equity Warrant Agent. If the Equity Warrant Agent shall receive any notice or demand addressed to the Company by any Holder, the Equity Warrant Agent shall promptly forward such notice or demand to the Company.

8.3. Addresses for Notices. Any communications from the Company to the Equity Warrant Agent with respect to this Agreement shall be addressed to Mellon Investor Services LLC, 520 Pike Street, Suite 1220, Seattle, Washington 98101, with a copy to Mellon Investor Services LLC, Newport Office Center VII, 480 Washington Blvd., Jersey City, New Jersey, 07310, Attention: General Counsel and any communications from the Equity Warrant Agent to the Company with respect to this Agreement shall be addressed to TripAdvisor, Inc., 141 Needham Street Newton, MA 02464, Attention: General Counsel; or such other addresses as shall be specified in writing by the Equity Warrant Agent or by the Company.

8.4. Governing Law. This Agreement and the TripAdvisor Equity Warrants shall be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

8.5. Governmental Approvals. The Company will from time to time use all reasonable efforts to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and the national securities exchange on which the TripAdvisor Equity Warrants may be listed or authorized for trading from time to time and filings under the United States federal and state laws, which may be or become requisite in connection with the issuance, sale, trading, transfer or delivery of the TripAdvisor Equity Warrants, and the exercise of the TripAdvisor Equity Warrants.

8.6. Reservation of Shares of TripAdvisor Common Stock. The Company covenants that it will at all times reserve and keep available, free from preemptive rights (other than such rights as do not affect the ownership of shares issued to a Holder), out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held in its treasury, or both, for the purpose of effecting exercises of TripAdvisor Equity Warrants, the full number of shares of TripAdvisor Common Stock deliverable upon the exercise of all outstanding TripAdvisor Equity Warrants not theretofore exercised and on or before taking any action that would cause an adjustment resulting in an increase in the number of shares of TripAdvisor Common Stock deliverable upon exercise above the number thereof previously reserved and available therefor, the Company shall take all such action so required. For purposes of this Section 8.6, the number of shares of TripAdvisor Common Stock which shall be deliverable upon the exercise of all outstanding TripAdvisor Equity Warrants shall be computed as if at the time of computation all outstanding TripAdvisor Equity Warrants were held by a single holder. Before taking any action which would cause an adjustment reducing the price per share of TripAdvisor Common Stock issued upon exercise of the TripAdvisor Equity Warrants below the then par value (if any) of such shares of TripAdvisor Common Stock, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of TripAdvisor Common Stock at such Exercise Price. The Equity Warrant Agent shall have no duty to monitor or ensure the Company’s compliance with or actions under this Section.

8.7. Covenant Regarding Shares of TripAdvisor Common Stock. All shares of TripAdvisor Common Stock which may be delivered upon exercise of the TripAdvisor Equity Warrants will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights (other than rights which do not affect the Holder’s right to own the shares of TripAdvisor Common Stock to be issued), and prior to the Exercise Date the Company shall take any corporate action necessary therefor. The issuance of all such shares of TripAdvisor Common Stock shall, to the extent permitted by law, be registered under the Securities Act of 1933, as amended.

8.8. Persons Having Rights Under Agreement. Nothing in this Agreement expressed or implied and nothing that may be inferred from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Equity Warrant Agent and their respective successors and assigns and the Holders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement hereof; and all covenants, conditions, stipulations, promises and agreements in this Agreement contained shall be for the sole and exclusive benefit of the Company and the Equity Warrant Agent and their successors and of the Holders of TripAdvisor Equity Warrants.

8.9. Limitation of Liability. No provision hereof, in the absence of affirmative action by the Holder to purchase shares of TripAdvisor Common Stock, and no enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder to pay the Exercise Price for any shares of TripAdvisor Common Stock other than pursuant to an exercise of the TripAdvisor Equity Warrant or any liability as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

8.10. Severability. If any provision in this Agreement or in any TripAdvisor Equity Warrant Certificate shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions, or of such provisions in any other jurisdiction, shall not in any way be affected or impaired thereby. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible ; provided, however, if the parties hereto are unable to complete a satisfactory negotiation, the Equity Warrant Agent may resign upon 15 business days’ advance notice to the Company.

8.11. Headings. The descriptive headings of the several Articles and Sections and the Table of Contents of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.12. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original; but all such counterparts shall together constitute but one and the same instrument.

8.13. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times at the offices of the Equity Warrant Agent, for inspection by the Holders of TripAdvisor Equity Warrants.

8.14. Customer Identification Program. Each Person that is a party hereto acknowledges that the Equity Warrant Agent is subject to the customer identification program (“Customer Identification Program”) requirements under the USA PATRIOT Act and its implementing regulations, and that the Equity Warrant Agent must obtain, verify and record information that allows the Equity Warrant Agent to identify each such person. Accordingly, prior to accepting an appointment hereunder, the Equity Warrant Agent may request information from any such person that will help the Equity Warrant Agent to identify such person, including without limitation, as applicable, such person’s physical address, tax identification number, organizational documents, certificate of good standing or license to do business. Each person that is a party hereto agrees that the Equity Warrant Agent cannot accept an appointment hereunder unless and until the Equity Warrant Agent verifies each such person’s identity in accordance with the Customer Identification Program requirements.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

TRIPADVISOR, INC.

By:	/s/ Seth J. Kalvert
Name:	Seth J. Kalvert
Title:	Senior Vice President, General Counsel and Secretary

MELLON INVESTOR SERVICES LLC, as Equity Warrant Agent

By:	/s/ Dianna L. Rausch
Name:	Dianna L. Rausch
Title:	Vice President

EXHIBIT A-1

SPECIMEN

CUSIP 896945 110

FACE

No. EWA	Equity Warrants

EQUITY WARRANT CERTIFICATE

TRIPADVISOR, INC.

This Warrant Certificate certifies that                                                                                                                                                                                                                                                                                                , or registered assigns, is the registered Holder of Equity Warrants (the “Equity Warrants”) to purchase Common Stock, par value $0.001 per share, of TripAdvisor, Inc., a Delaware corporation (the “Company”). Each Equity Warrant entitles the Holder to purchase from the Company .25 (one quarter) of one fully paid and non-assessable share of Common Stock, par value $0.001 per share, of the Company (“Common Stock”) at any time on or before 5:00 p.m. New York City time on May 7, 2012, at the exercise price per Equity Warrant (the “Exercise Price”) of $6.48 payable in lawful money of the United States of America upon surrender of this Equity Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent in the City of New York, the State of New York, or in lieu thereof, upon a Cashless Exercise, in each case, upon such conditions set forth herein and in the Equity Warrant Agreement (as hereinafter defined). Payment of the Exercise Price must be made in lawful money of the United States of America, in cash or by certified check or bank draft or bank wire transfer payable to the order of the Company. The number of shares of Common Stock which are issuable upon exercise of the Equity Warrants and, to the extent provided therein, the Exercise Price, is subject to adjustment upon the occurrence of certain events set forth in the Equity Warrant Agreement.

By acceptance of this Equity Warrant Certificate, each Holder agrees to be bound by the terms of the Equity Warrant Agreement.

Reference is hereby made to the further provisions of this Equity Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized defined terms used herein have the same meaning as in the Equity Warrant Agreement.

This Equity Warrant Certificate shall not be valid unless countersigned by the Equity Warrant Agent, as such term is used in the Equity Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Equity Warrant Certificate to be duly executed under its corporate seal.

Dated:

TRIPADVISOR, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

Countersigned:

Mellon Investor Services LLC, as Equity Warrant Agent

By
Authorized Signature

REVERSE

EQUITY WARRANT CERTIFICATE

TRIPADVISOR, INC.

The Equity Warrants evidenced by this Equity Warrant Certificate are part of a duly authorized issue of Equity Warrants issued pursuant to a Warrant Agreement dated as of December 20, 2011 (the “Equity Warrant Agreement”), duly executed and delivered by the Company to Mellon Investor Services LLC (as successor-in-interest to The Bank of New York Mellon) (the “Equity Warrant Agent”), which Equity Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Equity Warrant Agent, the Company and the Holders (the words “Holders” or “Holder” meaning the registered Holders or registered Holder) of the Equity Warrants.

Equity Warrants may be exercised to purchase 0.25 (one-quarter) of one share of Common Stock of the Company, par value $.001 per share (“Common Stock”) upon such terms and conditions as are set forth in the Equity Warrant Agreement at any time on or before 5:00 p.m. New York City time on May 7, 2012 at the Exercise Price set forth on the face hereof. The Holder of Equity Warrants evidenced by this Equity Warrant Certificate may exercise them by surrendering the Equity Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price (or upon Cashless Exercise) at the office of the Equity Warrant Agent in the City of New York in the State of New York. In the event that upon any exercise of Equity Warrants evidenced hereby the number of Equity Warrants exercised shall be less than the total number of Equity Warrants evidenced hereby, there shall be issued to the Holder hereof or his assignee a new Equity Warrant Certificate evidencing the number of Equity Warrants not exercised. Nothing contained in the Equity Warrant Agreement or in this Equity Warrant Certificate shall be construed as conferring upon the Holder thereof the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to consent or to receive notice as shareholders in respect of meetings of shareholders for the election of Directors of the Company or any other matter, or any other rights whatsoever as shareholders of the Company.

The Equity Warrant Agreement provides that upon the occurrence of certain events, the number of shares of Common Stock issuable upon exercise of an Equity Warrant and the Exercise Price each may, subject to certain conditions, be adjusted.

Equity Warrant Certificates, when surrendered at the office of the Equity Warrant Agent in the City of New York in the State of New York by the registered Holder thereof in person or by a legal representative duly authorized in writing or by registered mail, return receipt requested, may be exchanged, in the manner and subject to the limitations provided in the Equity Warrant Agreement, but without payment of any service charge, for another Equity Warrant Certificate or Equity Warrant Certificates of like tenor evidencing in the aggregate a like number of Equity Warrants and registered in the name of such registered Holder.

Upon due presentment for registration of transfer of this Equity Warrant Certificate at the office of the Equity Warrant Agent in the City of New York in the State of New York or by registered mail, return receipt requested, a new Equity Warrant Certificate or Equity Warrant Certificates of like tenor and evidencing in the aggregate a like number of Equity Warrants shall be issued to the transferee(s) in exchange for this Equity Warrant Certificate, subject to the limitations provided in the Equity Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Equity Warrant Agent may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Equity Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the Holder(s) hereof, and for all other purposes, and neither the Company nor the Equity Warrant Agent shall be affected by any notice (other than a duly presented registration of transfer in accordance with the previous paragraph) to the contrary and shall not be bound to recognize any equitable or other claim to or interest in such Equity Warrant on the part of any other person.

EXHIBIT A-2

SPECIMEN

CUSIP 896945 128

FACE

No. EWB	Equity Warrants

EQUITY WARRANT CERTIFICATE

TRIPADVISOR, INC.

This Warrant Certificate certifies that                                                                                                                                                                                                                                                       , or registered assigns, is the registered Holder of Equity Warrants (the “Equity Warrants”) to purchase Common Stock, par value $0.001 per share, of TripAdvisor, Inc., a Delaware corporation (the “Company”). Each Equity Warrant entitles the Holder to purchase from the Company .25 (one quarter) of one fully paid and non-assessable share of Common Stock, par value $0.001 per share, of the Company (“Common Stock”) at any time on or before 5:00 p.m. New York City time on May 7, 2012, at the exercise price per Equity Warrant (the “Exercise Price”) of $7.66 payable in lawful money of the United States of America upon surrender of this Equity Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent in the City of New York, the State of New York, or in lieu thereof, upon a Cashless Exercise, in each case, upon such conditions set forth herein and in the Equity Warrant Agreement (as hereinafter defined). Payment of the Exercise Price must be made in lawful money of the United States of America, in cash or by certified check or bank draft or bank wire transfer payable to the order of the Company. The number of shares of Common Stock which are issuable upon exercise of the Equity Warrants and, to the extent provided therein, the Exercise Price. is subject to adjustment upon the occurrence of certain events set forth in the Equity Warrant Agreement.

By acceptance of this Equity Warrant Certificate, each Holder agrees to be bound by the terms of the Equity Warrant Agreement.

Reference is hereby made to the further provisions of this Equity Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized defined terms used herein have the same meaning as in the Equity Warrant Agreement.

This Equity Warrant Certificate shall not be valid unless countersigned by the Equity Warrant Agent, as such term is used in the Equity Warrant Agreement.

IN WITNESS WHEREOF, the Company has caused this Equity Warrant Certificate to be duly executed under its corporate seal.

Dated:

TRIPADVISOR, INC.

By:
Name:
Title:

Attest:

By:
Name:
Title:

Countersigned:

Mellon Investor Services LLC, as Equity Warrant Agent

By
Authorized Signature

REVERSE

EQUITY WARRANT CERTIFICATE

TRIPADVISOR, INC.

The Equity Warrants evidenced by this Equity Warrant Certificate are part of a duly authorized issue of Equity Warrants issued pursuant to a Warrant Agreement dated as of December 20, 2011 (the “Equity Warrant Agreement”), duly executed and delivered by the Company to Mellon Investor Services LLC (as successor-in-interest to The Bank of New York Mellon) (the “Equity Warrant Agent”), which Equity Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Equity Warrant Agent, the Company and the Holders (the words “Holders” or “Holder” meaning the registered Holders or registered Holder) of the Equity Warrants.

Equity Warrants may be exercised to purchase 0.25 (one-quarter) of one share of Common Stock of the Company, par value $.001 per share (“Common Stock”) upon such terms and conditions as are set forth in the Equity Warrant Agreement at any time on or before 5:00 p.m. New York City time on May 7, 2012 at the Exercise Price set forth on the face hereof. The Holder of Equity Warrants evidenced by this Equity Warrant Certificate may exercise them by surrendering the Equity Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price (or upon Cashless Exercise) at the office of the Equity Warrant Agent in the City of New York in the State of New York. In the event that upon any exercise of Equity Warrants evidenced hereby the number of Equity Warrants exercised shall be less than the total number of Equity Warrants evidenced hereby, there shall be issued to the Holder hereof or his assignee a new Equity Warrant Certificate evidencing the number of Equity Warrants not exercised. Nothing contained in the Equity Warrant Agreement or in this Equity Warrant Certificate shall be construed as conferring upon the Holder thereof the right to vote, to receive dividends or other distributions, to exercise any preemptive right or to consent or to receive notice as shareholders in respect of meetings of shareholders for the election of Directors of the Company or any other matter, or any other rights whatsoever as shareholders of the Company.

The Equity Warrant Agreement provides that upon the occurrence of certain events, the number of shares of Common Stock issuable upon exercise of an Equity Warrant and the Exercise Price each may, subject to certain conditions, be adjusted.

Equity Warrant Certificates, when surrendered at the office of the Equity Warrant Agent in the City of New York in the State of New York by the registered Holder thereof in person or by a legal representative duly authorized in writing or by registered mail, return receipt requested, may be exchanged, in the manner and subject to the limitations provided in the Equity Warrant Agreement, but without payment of any service charge, for another Equity Warrant Certificate or Equity Warrant Certificates of like tenor evidencing in the aggregate a like number of Equity Warrants and registered in the name of such registered Holder.

Upon due presentment for registration of transfer of this Equity Warrant Certificate at the office of the Equity Warrant Agent in the City of New York in the State of New York or by registered mail, return receipt requested, a new Equity Warrant Certificate or Equity Warrant Certificates of like tenor and evidencing in the aggregate a like number of Equity Warrants shall be issued to the transferee(s) in exchange for this Equity Warrant Certificate, subject to the limitations provided in the Equity Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Equity Warrant Agent may deem and treat the registered Holder(s) hereof as the absolute owner(s) of this Equity Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, and of any distribution to the Holder(s) hereof, and for all other purposes, and neither the Company nor the Equity Warrant Agent shall be affected by any notice (other than a duly presented registration of transfer in accordance with the previous paragraph) to the contrary and shall not be bound to recognize any equitable or other claim to or interest in such Equity Warrant on the part of any other person.

TRIPADVISOR, INC.

ELECTION TO PURCHASE

TRIPADVISOR, INC.

141 Needham Street

Newton, MA 02464

The undersigned hereby irrevocably elects to exercise the right of purchase represented by this Equity Warrant Certificate for              Equity Warrants, and to purchase thereunder the shares of Common Stock (the “Shares”) provided for therein, and requests that certificates for the Shares be issued in the name of:

(Please Print Name, Address and Social Security Number)

If said number of Equity Warrants to be exercised shall not be all of the Equity Warrants evidenced by this Equity Warrant Certificate, the undersigned requests that a new Equity Warrant Certificate for the balance of the Equity Warrants be registered in the name of the undersigned or his Assignee as below indicated and delivered to the address stated below:

Dated:             , 20

Name of Equity Warrant Holder or

Assignee (Please Print):

Address:

Signature:                                                                                *

Signature Guaranteed:

Signature of Guarantor

*	The signature must correspond with the name as written upon the face of the within Equity Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.

ASSIGNMENT

(To be executed by the registered Holder

if such Holder desires to transfer

Equity Warrants.)

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

(Print name and address of transferee)

             Equity Warrants, evidenced by this Equity Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint                      Attorney, to transfer the within Equity Warrant Certificate on the books of the Company, with full power of substitution. If said number of Equity Warrants to be transferred shall not be all of the Equity Warrants evidenced by this Equity Warrant Certificate, the assignor and assignee agree that such Attorney shall submit this Equity Warrant Certificate to the Company and request that New Equity Warrant Certificates for the applicable number of Equity Warrants be registered in the names of the undersigned as below indicated and delivered to the addresses below:

Dated:

Signature: *
(Insert Social Security or Other Identifying Number of Assignee)

Address of Assignor (if necessary):

Address of Assignee (if necessary):

Signature Guaranteed:

Signature of Guarantor

*	The signature must correspond with the name as written upon the face of the within Equity Warrant Certificate in every particular, without alteration or enlargement or any change whatever, and must be guaranteed by a participant in a Medallion Signature Guarantee Program at a guarantee level acceptable to the Company’s transfer agent.